ShopKo Announces ProVantage Initial Public Offering

GREEN BAY, WIS., Feb. 4 /PRNewswire/ -- ShopKo Stores,
Inc., (NYSE: SKO) and its wholly-owned subsidiary, ProVantage Health Services, Inc., announced today that a registration statement for the initial public offering (IPO) of ProVantage Health Services, Inc., through the sale of primary shares by ProVantage has been filed with the Securities and Exchange Commission.
The registration statement was filed for $100 million of ProVantage common stock. ShopKo will receive a significant portion of the proceeds from the offering and is considering various strategic and financial alternatives for their use. The proceeds retained by ProVantage will be used for working capital, capital expenditures, and other general corporate purposes.
Subsequent to the offering, ShopKo will continue to own a majority of ProVantage.

Merrill Lynch & Co. is acting as lead manager, and Bear, Stearns, & Co. Inc., William Blair & Company and
Lehman Brothers Inc. are acting as co-managers of the offering.

The registration statement relating to these securities has been filed with the Securities and Exchange
Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ShopKo Stores, Inc., headquartered in Green Bay, Wis., is a leading specialty discount retailer operating 147 stores in 16 states, primarily in the Upper Midwest, Western Mountain and Pacific Northwest regions. ShopKo has announced plans to open 13 new stores in 1999 in Illinois, Iowa, Indiana, Kansas, Kentucky, Idaho and
Wisconsin. ProVantage Health Services, Inc. is a leading health benefit company providing health benefit management services, pharmacy mail services, vision benefit management services and health information and clinical support services.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors which could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements.
These factors include those referenced in ShopKo's current Annual Report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings.